                             AMENDMENT
                        TO CREDIT AGREEMENT

          This Amendment is entered into as of May 11, 1995, between TRANS LEASING INTERNATIONAL, INC., a Delaware corporation
(the "Company"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA
("First Union"), individually and as Agent.

          The parties hereto are the parties to a Credit Agreement dated as of December 9, 1994 (as amended through the date hereof, the "Credit Agreement") and desire to amend the restrictions on certain payments by the Company thereunder. All capitalized terms used herein shall have the same meanings as in the Credit Agreement.

          NOW THEREFORE, in consideration of the foregoing premises and the agreements hereinafter set forth, and for the good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Amendment. Section 9.17 of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

               9.17  Restricted Payments.  Not purchase
          or redeem any shares of its stock, declare or pay any dividend thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purchase, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated indebtedness of the Company or any Subsidiary (other than to the extent of the net proceeds to the Company or any Subsidiary from the issue after December 31, 1992 of other subordianted debt) (collectively, "Restricted
          Payments"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after December 31, 1992 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (a) $2,000,000, (b) 50% of the
          Company's consolidated net income for such period (or if net income is a deficit figure, then minus 100% of such deficit) and (c) the net proceeds to the Company from the issue or sale after December 31, 1992 of shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of the capital stock of the Company.

          2. No Further Amendment. Except as set forth above, the Credit Agreement shall continue in full force and effect without modification.

          3. Effectiveness. This Amendment shall be effective as of the date first written above upon the execution and delivery by the Company and by First Union of a copy of this Amendment. This Amendment may be executed in two counterparts, each of which shall be an original, but all of which will constitute one and the same instrument.
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          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date hereof.

                         TRANS LEASING INTERNATIONAL, INC.


                         By:_____________________________________
                         Title:___________________________________

                         FIRST UNION NATIONAL BANK OF NORTH
                           CAROLINA, individually and as Agent


                         By:______________________________________
                         Title:____________________________________